Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements of MeetMe, Inc. on Form S-3, Nos. 333-178063, 333-177021 and 333-140331, and Form S-8, Nos. 333-167795, 333-146486, 333-175310 and 333-182195 of our report dated March 14, 2013 on the consolidated financial statements of MeetMe, Inc. as of December 31, 2012 and 2011 and for each of the three years in the period ending December 31, 2012, appearing in the annual report on Form 10-K of MeetMe, Inc. for the year ended December 31, 2012.

/s/ Salberg & Company, P.A.

 SALBERG & COMPANY, P.A.
Boca Raton, Florida
March 14, 2013